Exhibit 99.1

Sundance Energy Inc. Announces Appointment

of Stephen J. McDaniel to Board of Directors

Michael D. Hannell to Step Down as Chairman in Connection with Previously Announced Retirement

DENVER, CO DECEMBER 10, 2019 (GLOBE NEWSWIRE) — Sundance Energy Inc. (NASDAQ: SNDE) (“Sundance” or the “Company”), a U.S. onshore oil and gas exploration and production company focused in the Eagle Ford in South Texas, today announced that Stephen J. McDaniel has been appointed to serve as an independent, non-executive member of the Company’s Board of Directors.

Current Chairman of Sundance, Michael D. Hannell, will continue to serve as Chairman of the Board through December 31, 2019, at which time Mr. Hannell will step down and Mr. McDaniel will transition to the role of Chairman.  As previously announced, Mr. Hannell intends to retire from the Board, which is expected to be effective in April 2020 to ensure an orderly transition of leadership responsibilities.  Subsequent to Mr. Hannell’s retirement, the Company’s Board of Directors will comprise seven directors, six of whom will be independent non-executive directors and five of whom will be U.S. based directors.

Eric McCrady, Sundance’s Chief Executive Officer said “I would like to thank Mike for his many years of service to Sundance. Under Mike’s Chairmanship the company grew from a small non-operating company with ~4 boepd of production to a best-in-class operator with ~13,600 boepd of production. We would not be where we are today if not for his many contributions. Since joining our board in 2006 and becoming our Chairman in 2008, he has continually provided Sundance with guidance and wisdom, and we are incredibly grateful.”

Mr. McDaniel has led a distinguished career in the oil and gas industry, presently serving on the Board of Directors for Ultra Petroleum Corporation (OTCQX: UPLC), Encino Energy, a $2 billion private exploration and production company, and Bazean Corporation, an oil and gas focused technology company.

Mr. McDaniel previously founded Midstates Petroleum Company, serving as its Chairman and CEO. Mr. McDaniel built Midstates from a start-up company with less than $1 million in equity capital and grew the company to an enterprise value of approximately $1 billion at the time of its IPO in 2012.

Prior to founding Midstates, Mr. McDaniel spent nine years in investment banking predominantly at Merrill Lynch where he served as Managing Director in the global energy and power group focused on large scale M&A and capital markets transactions. Mr. McDaniel began his career with ConocoPhillips where he spent 13 years in roles of increasing responsibility in engineering, operations, and business development, ultimately serving in a corporate business development role as Vice President of Business Development for Conoco Overseas Oil Company.

Mr. McDaniel holds a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University and is a member of the Society of Petroleum Engineers, the Independent Producers Association of America, and the National Association of Corporate Directors.  Mr. McDaniel also serves as the Chairman of the Executive Board of Directors of the largest Big Brothers Big Sisters affiliate in the country, covering the major population centers across Texas.

Mr. McCrady went on to say “We are very excited to announce the appointment of Steve to the Sundance Board and welcome him as our new Chairman. His wealth of experience from a long and incredibly diverse background in the oil and gas sector is a major addition. His success in building a best in class business at Midstates from the ground up and track record of increasing shareholder value will serve Sundance well as we seek to become a dominant player in the Eagle Ford.”

About Sundance Energy Inc.

Sundance Energy Inc. (“Sundance” or the “Company”) is an independent energy exploration company located in Denver, Colorado. The Company is focused on the acquisition and development of large, repeatable oil and natural gas resource plays in North America. Current activities are focused in the Eagle Ford.  A comprehensive overview of the Company can be found on Sundance’s website at www.sundanceenergy.net.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   These statements are identified by the use of the words “project,” “believe,” “estimate,” “expect,” “anticipate,” “intend,” “contemplate,” “foresee,” “would,” “could,” “plan,” and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Sundance. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Sundance will be those that are anticipated. Sundance’s forward-looking statements involve significant risks and uncertainties (some of which are beyond Sundance’s control) and assumptions that could cause actual results to differ materially from Sundance’s historical experience and present expectations or projections. These include, but are not limited to, risks or uncertainties associated  with our previously completed redomiciliation (including the ability to recognize any benefits therefrom), the discovery and development of oil and natural gas reserves, cash flows and liquidity, business and financial strategy, budget, projections and operating results, oil and natural gas prices, amount, nature and timing of capital expenditures, including future development costs, availability and terms of capital and general economic and business conditions. You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. Forward-looking statements also are affected by the risk factors described in Sundance’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, as amended, and those set forth from time-to-time in other filings with the SEC. Sundance undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For more information, please contact:

John Roberts	Eric McCrady
VP Finance & Investor Relations	Chief Executive Officer
Tel: (720) 638-2400	Tel: (303) 543-5703